Exhibit 5.1

CAMPION MACDONALD

Barristers and Solicitors

Grant Macdonald, Q.C. Gareth C. Howells James R. Tucker	Suite 200, Financial Plaza 204 Lambert Street Whitehorse, YT Y1A 3T2 Telephone: (867) 667-7885 Fax: (867) 667-7600 Email: ghowells@anton.yk.ca

October 5, 2004

Queenstake Resources Ltd.

999 18th Street, Suite 2940

Denver, Colorado

80202

Dear Sirs/Mesdames:

Re:

Queenstake Resources Ltd.

Our File: 20040551

We have acted as special Yukon counsel for Queenstake Resources Ltd., a corporation amalgamated under the laws of the Yukon Territory (the “Company”), which we understand will file with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), a Registration Statement on Form S-8 (the “Registration Statement”), pursuant to which the Company is registering the issuance under the Securities Act of 30,000,000 common shares without nominal or par value (the “Shares”) of the Company, to be offered for sale by the Company from time to time under the Queenstake Resources Ltd. Incentive Share Option Plan, as amended (the “Plan”).  This opinion is being rendered in connection with the filing of the Registration Statement.

For the purpose of this opinion we have reviewed such corporate records of the Company and such other documents as we have deemed appropriate to give this opinion.

We have assumed the genuineness of all signatures, the legal capacity of all individuals and the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles thereof, and the completeness and accuracy of the corporate records in our possession as of the date hereof.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been allotted and duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable common shares in the capital of the Company.

The opinion expressed in this letter is subject to the following exceptions and qualifications:

(a)

we do not express any opinion with respect to the laws of any jurisdiction other than the Yukon Territory and the laws of Canada specifically applicable thereto;

(b)

our opinion is based on legislation and regulations in effect on the date hereof; and

(c)

Our opinion is limited to those matters which occurred on or after June 24, 1999, the date of the Company’s continuance into the Yukon.  We express no opinion whatsoever with respect to any matter which occurred on or before June 23, 1999.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission thereunder.

Yours very truly,

CAMPION MACDONALD

/s/ Gareth C. Howells

Gareth C. Howells

GCH/mlp